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                                                                   EXHIBIT 2.3



                                    E T U D E

                                       D E



                                ME PAUL FRIEDERS

                                  N O T A I R E

                                        A

                               L U X E M B O U R G



                             STOLT COMEX SEAWAY S.A.

                            ARTICLES OF INCORPORATION

                       RESTATED EFFECTIVE DECEMBER 31,1998

                     (CERTIFIED BY NOTARY FEBRUARY 17, 1999)

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                             STOLT COMEX SEAWAY S.A.

                                 SOCIETE ANONYME

                          LUXEMBOURG, 11, RUE ALDRINGEN

                             RC LUXEMBOURG B 43 172

                          -----------------------------

                  Constituee suivant acte recu par Maitre Paul FRIEDERS, notaire de residence a Luxembourg, en date du 10 mars 1993, publie au Recueil Special du Memorial C, numero 190 du 28 avril 1993.

                  Les statuts ont ete modifies suivant actes recus par ledit notaire Paul FRIEDERS, en date du 28 avril 1993, publie au Recueil Special du Memorial C, numero 300 du 22 juin 1993, en date du 27 juillet 1994, publie au Recueil Special du Memorial C, numero 491 du 29 novembre 1994, en date des 25 et 26 fevrier 1997, publies au Recueil Special du Memorial C, numero 305 du 18 juin 1997, en date du 2 mai 1997, publie au Recueil Special du Memorial C, numero 418 du ler aout 1997, en date du 13 juin 1997, publie au Recueil Special du Memorial C, numero 524 du 25 septembre 1997, en date du 29 juillet 1997, publie au Recueil Special du Memorial C, numero 650 du 21 novembre 1997, en date du 10 novembre 1997, publie au Recueil Special du Memorial C, numero 112 du 20 fevrier 1998, en date du 20 novembre 1997, publie au Recueil Special du Memorial C, numero 173 du 24 mars 1998, en date du 16 decembre 1997, publie au Recueil Special du Memorial C, numero 246 du 16 avril 1998 et en date du 18 fevrier 1998, publie au Recueil Special du Memorial C, numero 379 du 26 mai 1998, suivant deux actes recus en date du 16 avril 1998, publies au Memorial C, numero 529 du 20 juillet 1998, suivant actes recus en date du 11 juin 1998, publie Memorial C, numero 674 du 21 septembre 1998, en date du 30 juillet 1998, publie au Memorial C, numero 767 du 22 octobre 1998, en date du 23 novembre 1998, publie au Memorial C, numero __ du _________ et en date du 31 decembre 1998, publie au Memorial C, numero __ du _________________.

                  ---------------------------------------------

                               STATUTS COORDONNES

                  ---------------------------------------------

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CHAPTER 1.  NAME, REGISTERED OFFICE, OBJECTS, DURATION

                  ARTICLE 1: There is incorporated by these presents a Luxembourg holding company in the form of a limited liability company.

                  It will be styled "STOLT COMEX SEAWAY S.A."

                  ARTICLE 2: The registered office of the Company is situated in Luxembourg. It may be transferred to any other place in the Grand Duchy of Luxembourg by resolution of the Board of Directors.

                  When extraordinary events of political, economic or social policy occur or shall be imminent, which might interfere with the normal business at the registered office or with the easy communication between such office and foreign parts, the registered office may be declared to have been transferred abroad provisionally until the complete cessation of these abnormal circumstances; without this measure, however, having any effect on the nationality of the Company, which, notwithstanding this provisional transfer of the registered office, shall remain of Luxembourg nationality.

                  A similar declaration of the transfer of the registered office of the Company shall be made and brought to the attention of third parties by one of the executive departments of the Company, which has power to bind it for current and everyday acts of management.

                  The Board of Directors shall also have the right to set up offices, administrative centres, agencies and subsidiaries wherever it shall see fit, either within or outside the Grand Duchy of Luxembourg.

                  ARTICLE 3: The objects of the Company are to invest in subsidiaries which will provide sub-sea construction, maintenance, inspection, survey and engineering services, predominantly for the offshore oil and gas industry.

                  More generally, the Company may participate in any manner in all commercial, industrial, financial and other enterprises of Luxembourg or foreign nationality through the acquisition by participation, subscription, purchase, option or by any other means of all shares, stocks, debentures, bonds or securities; the acquisition of patents and licenses which it will administer and exploit; it may lend or borrow with or without security, provided that any moneys so borrowed may only be used for the purposes of the Company, or companies which are subsidiaries of or associated with or affiliated to the Company; in general it may undertake any operations directly or indirectly connected with these objects whilst nevertheless remaining within the limits set out by the law on holding companies of the thirty-first of July, nineteen hundred and twenty-nine.

                  ARTICLE 4: The Company is incorporated for an unlimited period. It may be wound up in accordance with legal requirements.

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CHAPTER 2.  CAPITAL, SHARES, BOND-ISSUES

                  ARTICLE 5:

                  The authorized capital of the Company is fixed at Two Hundred and Seventy-Two Million United States Dollars (U.S. $272,000,000) to be represented by (a) Sixty-Eight Million (68,000,000) non-voting Class A Shares, par value U.S. $2.00 per share, Thirty-Four Million (34,000,000) Common Shares, par value U.S. $2.00 per share and (c) Thirty-Four Million (34,000,000) Class B Shares, par value U.S. $2.00 per share. Any authorized but unissued Common Shares or Class A Shares shall lapse five (5) years after publication of the resolution of the Shareholders meeting of June 11, 1998 in the Memorial.

                  The issued capital of the Company is set at One Hundred and Fifty-Two Million Eighty Thousand One Hundred and Eighty United States Dollars (U.S. $152,808,180) represented by (a) Nineteen Million Six Hundred and Seventy-Nine Thousand Eight Hundred and Sixty-Three (19,679,863) non voting Class A Shares, par value two United States Dollars (U.S. $2.00) per share, (b) Twenty-Two Million Three Hundred and Sixty Thousand Two Hundred and Twenty-Seven (22,360,227) Common Shares, par value two United States Dollars (U.S. $2.00) per share and (c) Thirty-Four Million (34,000,000) Class B Shares, par value two United States Dollars (U.S. $2.00) per share, all of said shares being fully paid.

                  The Board of Directors or delegates(s) duly appointed by the Board may from time to time issue shares out of the total authorised shares at such times and on such terms and conditions, including issue price, as the Board or its delegate(s) may in its or their discretion resolve. The holders of Common Shares shall be entitled to preemptive rights in respect of any future issuance of Common Shares for cash. The holders of Class B Shares shall be entitled to preemptive rights in respect of any future issue of Class B Shares for cash. The holders of Class A Shares shall be entitled to preemptive rights in respect of any future issue of Class A Shares for cash. The holders of any class of shares shall not be entitled to preemptive rights with respect to any other class of shares. In each case, the Board of Directors may suppress the preemptive rights of shareholders to the extent it deems advisable.

                  Each time the Board of Directors or its delegate(s) shall have issued authorized Common Shares, Class B Shares or Class A Shares and accepted payment therefore, this Article shall be amended to reflect the result of such issue and the amendment will be recorded by notarial deed at the request of the Board of Directors or its delegate(s).

                  ARTICLE 6: Any share premium which shall be paid in addition to the par value of the Common Shares, the Class B Shares or Class A Shares shall be transferred to paid-in surplus.

                  ARTICLE 7: Common Shares, Class B Shares and Class A Shares being fully paid up shall not be subject to any restriction in respect of their transfer but such shares shall be subject to the restriction on shareholdings set forth in Article 34 hereof.

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                  ARTICLE 8: The Common Shares, Class B Shares and Class A
Shares (all three classes herein sometimes collectively referred to as the "Shares," and the Common Shares and Class B Shares herein sometimes jointly referred to as the "Voting Shares") shall be issued in registered form only.

                  Share certificates or other evidence of ownership will be issued for Shares in such denomination as the Board of Directors shall prescribe. The share certificates or other evidence of ownership shall be in such form and shall bear such legends and such numbers of identification as shall be determined by the Board of Directors. The forms of share certificates or other evidence of ownership, may be different in respect of the Shares entered in the various Registers which may be established in accordance with this Article 8. The share certificates shall be signed manually or by facsimile by two directors of the Company. The Board of Directors may provide for compulsory authentication of the share certificates by the Registrar(s).

                  All Shares in the Company shall be registered in the Register(s) of Shareholders which shall be kept by the persons designated therefor by the Company and such Register(s) of Shareholders shall contain the name of each holder of Shares, his residence and/or elected domicile and the number of Shares held by him and other information as may be required from time to time by applicable law. Every transfer or devolution of Shares shall be entered into the Register(s) of Shareholders and every such entry shall be signed by one or more officers of the Company or by one or more persons designated by the Board of Directors.

                  The Company may appoint Registrars in different jurisdiction who will each maintain a separate Register for the Shares entered therein and the holders of Shares may elect to be entered in one of the Registers and to be transferred from time to time from one Register to another Register. The Board of Directors may, however, restrict the ability to transfer Shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions. The transfer to the Register kept at the registered office of the Company in Luxembourg may always be requested by any shareholder.

                  On transfers of Shares, new certificates or other evidence of ownership in respect of Shares transferred and retained, respectively, shall be issued in each case without charge to the holder thereof.

                  Transfers of Shares shall be effected upon delivery of the certificate or certificates or other evidence of ownership representing such Shares to the Registrar together with (i) a stock power or other instrument of transfer satisfactory to the Company, (ii) with the form of endorsement which may be provided on the certificate duly completed and executed, (iii) a written declaration of transfer inscribed in the Register of Shareholders, dated and signed by the transferor and transferee, or by persons holding suitable powers of attorney to act therefor, in each case in such form and with such evidence of authority as shall be satisfactory to the Company.

                  Except as provided in Article 12 hereof, the Company may consider the Person in whose name the Shares are registered in the Register(s) of Shareholders as the full owner of such

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Shares. The Company shall be completely free of responsibility in dealing with such Shares towards third parties and shall be justified in considering any right, interest or claims of such third parties in or upon such Shares to be non-existent, subject, however, to any right which such person might have, to demand the registration or change in registration of Shares.

                  In the event that a holder of Shares does not provide any address to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the Register(s) of Shareholders and such holder's address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the Register(s) of Shareholders by means of written notification to the Registrar.

                  Lost, stolen or mutilated share certificates for Shares will be replaced by the Registrar who issued the share certificates in the first place upon such evidence, undertakings and indemnities as may be deemed satisfactory to the Company, provided that mutilated share certificates shall be delivered before new share certificates are issued.

                  ARTICLE 9: Except for matters where applicable law requires the approval of both classes voting as a separate class and as otherwise provided for in these Articles, Common Shares and Class B Shares shall vote as a single class on all matters submitted to a vote of shareholders, with each share entitled to one vote.

                  Class A Shares are non-voting shares and shall not be entitled to vote at meetings of Shareholders unless such right is granted by applicable law. In such cases where the Class A Shares are granted the right to vote, each Class A Share shall also be entitled to one vote. The Class A Shares will in such a case vote with the Common Shares and Class B Shares as one class, unless applicable law would call for a class vote. For the avoidance of doubt, it is specified that the Class A Shares will not, under the provisions of the Articles of Incorporation, meet and vote as a class, unless the holders of Class A Shares are called upon to vote on amendments affecting adversely the rights attaching to the Class A Shares.

                  Furthermore, for so long as Stolt Parcel Tankers Inc. (or any entity controlling, controlled by or under common control with said Stolt Parcel Tankers Inc.) owns shares representing a majority of the combined voting power of the then-outstanding shares of the Company, any proposed amendment to the Company's Articles in respect of a recapitalisation, reclassification and similar transactions affecting the relative rights, preferences and priorities of the Common Shares and Class B Shares shall also require (x) the simple majority vote of those Common Shares not so owned by Stolt Parcel Tankers Inc. and (y) when the meeting is first convened, a quorum of 50% of the then outstanding Common Shares not so owned by Stolt Parcel Tankers Inc. is present or represented.

                  ARTICLE 10: Class B Shares are convertible into Common Shares on a two-for-one basis, at any time at the option of the holders thereof. In addition, in the event that any Class B Share ceases to be owned by Stolt Parcel Tankers Inc. (or any entity controlling, controlled by or

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under common control with said Stolt Parcel Tankers Inc.), then, without any action on the part of the holder(s) thereof, each such Class B Share shall automatically convert into one-half of one Common Share. Furthermore, in the event that Stolt Parcel Tankers Inc. (or any entity controlling, controlled by or under common control with said Stolt Parcel Tankers Inc.), shall own shares (whether Class B Shares or Common Shares) representing less than a majority of the combined voting power of the then-outstanding shares of the Company, then, without any action on the part of the holder(s) thereof, each such Class B Share shall automatically convert into one-half of one Common Share.

                  ARTICLE 11: Without prejudice to the provisions of Article 5 hereof, the authorised or issued capital of the Company may be increased in one or more installments by resolution of shareholders adopted in the manner required for amendment of these Articles of Incorporation or as otherwise provided by applicable law.

                  ARTICLE 12: The Shares shall be indivisible as far as the Company is concerned. Only one titleholder will be recognized in connection with each Share.

                  If any Share shall be held by more than one person, the Company has the right to suspend the exercise of all rights attached to such share(s) until one person has been appointed titleholder with regard to such share(s).

                  The same rule shall apply in the case of a conflict between an usufructuary and a bare owner or between a pledgor and a pledgee.

                  The Company shall not issue fractions of Shares. The Board of Directors shall be authorised at its discretion to provide for the payment of cash or the issuance of script in lieu of any fraction of a Share.

                  ARTICLE 13: The Board of Directors may decide the issuance of bonds and debentures not containing an element of stock, which may be in bearer or other form in any denomination or denominations and payable in any currency or currencies.

                  The Board of Directors shall fix the rate of interest, conditions of issue and repayment and all other terms and conditions thereof.

                  The bonds and debentures must be signed by two Directors of the Company, manually or by facsimile.

CHAPTER 3.  ADMINISTRATION AND CONTROL

                  ARTICLE 14: The Company shall be managed by a Board of Directors composed of members who need not be shareholders of the Company.

                  The business of the Company shall be supervised by one or more Statutory Auditors, whether shareholders or not.

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                  The Board of Directors shall be composed of not less than
three (3) persons who shall be elected in accordance with the provisions of this
Article 14.

                  The Directors and Statutory Auditors shall be appointed by the general meeting of shareholders for such term not to exceed six years as the meeting may decide.

                  The Company may, by a resolution of the general meeting of shareholders, dismiss any Director before the expiry of the term of his office, notwithstanding any agreement between the Company and such Director. Such dismissal may not prejudice the claims that such Director may have for a breach of any contract existing between him and the Company.

                  The Directors may be re-elected. The term of office of Directors shall end immediately after the ordinary general meeting in the year of the expiry thereof.

                  In the case where the office of a Director shall become vacant following death, resignation or otherwise, the remainder of the Directors may convene and elect on the majority of votes thereat, a Director to carry out the duties attaching to the office becoming vacant, to hold such office until the next meeting of shareholders.

                  With the exception of a candidate recommended by the Board of Directors or a Director whose term of office shall expire at a general meeting of shareholders, no candidate may be appointed unless three days at least before the date fixed for the meeting and twenty-one days at the most before this date a written declaration, signed by a shareholder duly authorised, shall have been deposited at the registered office of the Company, and in the terms of which he intends to propose the appointment of this person together with a written declaration, signed by the candidate in question, expressing the wish of the candidate to be appointed.

                  ARTICLE 15: The Board of Directors shall elect a Chairman from among its members. Should the Chairman not be available at a meeting, the Deputy Chairman, or, in his absence, the Managing Director (if there is one), or in his absence, the oldest Director present at the meeting, shall act in his stead.

                  ARTICLE 16: The Board of Directors shall convene on the notice of the Chairman of the Board of Directors, of the Managing Director (if there is one) or of any two Directors.

                  Meetings shall be held at the place, on the day and at the time set out in the convening notice.

                  The Board of Directors may only deliberate validly if the majority of its members shall take part in the proceedings by voting personally or by proxy given in writing, by telegram, fax or telex.

                  A proxy may only be given to another Director.

                  Decisions of the Board of Directors shall be taken by a majority of the votes cast by the Directors present or represented at a meeting.

                  Resolutions signed by all members of the Board will be as valid and effective as if passed at a meeting duly convened and held. Such signatures may appear on a single document or multiple copies of an identical resolution and may be evidenced by letters, cables, telexes or faxes.

                  Any Director may, simultaneously with his office of Director, be employed by the Company in any other capacity (except the office of Statutory Auditor) or remunerated for a duration and on conditions that the Board of Directors shall determine and shall receive in respect thereof a special remuneration (by way of salary, commission, share in the profits or otherwise) to be determined by the Board, subject to ratification by the general meeting of shareholders, and such special remuneration shall be added to any remuneration provided for by virtue of, or arising from any other provision of, these Articles of Incorporation or pursuant to resolutions of shareholders adopted in a general meeting.

                  No Director may be counted for the quorum present, nor cast a vote in respect of Board resolutions, that shall relate to his own appointment to an office or position being remunerated within the Company or which shall lay down or amend the conditions thereof.

                  Any Director who, when a contract or an agreement shall be submitted for approval of the Board of Directors, has a personal interest contrary to that of the Company, must inform the Board of Directors and require that this information be entered in the minutes of the meeting. This Director may not deliberate or vote in respect of such contract or agreement and he shall not be counted for purposes of whether a quorum is present. At the next meeting of shareholders and before any vote in respect of any other resolution, a report must be made on any contract or agreement in respect of which a Director shall have had an interest contrary to that of the Company. The provisions of this paragraph shall not apply where a Director owns less than five percent of the company or other entity whose contract or agreement with the Company is submitted for approval by the Board of Directors.

                  ARTICLE 17: The minutes of any meeting of the Board of Directors shall be signed by the Chairman and the Secretary of such meeting.

                  Copies of or extracts from such minutes or of resolutions signed by all members of the Board shall be signed by the Chairman of the Board of Directors or by the Managing Director (if there is one) or by two Directors.

                  ARTICLE 18: The Board of Directors has the widest powers to carry out any acts of management or of disposition that shall interest the Company. All that is not expressly reserved for the general meeting by law or by these Articles of Incorporation is INTRA VIRES the Board.

                  The Board may more particularly, and without the enumeration which follows being in any way exhaustive, make and enter into any contracts and acts necessary for the performance of any undertakings or business that shall interest the Company, decide upon any contributions, assignments subscriptions, sleeping partnerships, associations, participation or financial interests relating to such business, receive any sums due and belonging to the Company, give a valid receipt therefor, make and authorise any withdrawals, transfers and disposition of funds, income, debts receivable or securities belonging to the Company.

                  The Board may take on lease, acquire, dispose of and exchange any immovable property and movable property necessary for its operations, lend or borrow on short or long term, even by way of the issue of debentures, with or without guarantee, assume any surety undertakings, constitute and accept any mortgage guarantee and otherwise, with or without stipulation of a similar procedure, waive any preferential rights, mortgage rights, avoidance actions and real rights in general; waive, with or without payment, any preferential mortgages or entries, as well as in respect of any orders, registrations, distraints, attachments and other encumbrances whatsoever; discharge all official registrations, all of which with or without payment.

                  The Board shall represent the Company VIS-A-VIS third parties, authorities and governments and exercise any actions, both as plaintiff and as defendant, before any courts, obtain any judgments, decrees, decisions, awards and proceed therewith to execution, acquiesce, compound and compromise, in any event, in respect of any corporate interests.

                  ARTICLE 19: The Board of Directors may delegate all or part of its powers, including the power to represent the Company in its daily business either to an executive committee, whether formed from among its own members or not, or to one or more Directors, managers or other agents, who need not be shareholders in the Company. The Board shall decide the powers and remuneration attached to any such delegation of authority.

                  If authority is delegated to a member of the Board for day-to-day management, the prior consent of the general meeting of shareholders is required. Any Director designated as the Managing Director of the Company shall be given all necessary powers as are required for purposes of the daily business and affairs of the Company.

                  The Board may also confer any special powers upon one or more attorneys of its choice.

                  ARTICLE 20: Without prejudice to the performance of the duties delegated, any transaction which binds the Company must, to be valid, be signed by either the Chairman, the Managing Director (if there is one) or by two Directors. These signatories shall not be required to prove to third parties that they hold the powers under which they are acting.

                  ARTICLE 21: No contract or other transaction between the Company and any other corporation or entity shall be affected or invalidated by the fact that any one or more of the Directors or officers of the Company is interested in or is a Director or employee of such other corporation or entity. Any Director or officer of the Company who serves as director, officer or employee of any corporation or entity with which the Company shall contract or otherwise engage in business shall not by reason of such affiliation with such other corporation or entity be prevented from considering and voting or acting upon any matters with respect to such contracts or other business.

                  All transactions, deeds and acts between the Company and any shareholder, or with any company which is directly or indirectly controlled by a shareholder, or in which a shareholder has a direct or indirect interest in or a commercial relationship with, shall be carried out on an arm's length basis.

                  ARTICLE 22: Subject to the exceptions and limitations liste below:

                  (i) Every Person who is, or has been, a Director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been such Director or officer and against amounts paid or incurred by him in the settlement thereof.

                  (ii) The words "claim", "action", "suit" or "proceeding" shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise, including appeals), actual or threatened and the words "liability" and "expenses" shall include without limitation attorney's fees, costs, judgements, amounts paid in settlement and other liabilities.

                  No indemnification shall be provided to any Director or officer:

                  (i) Against any liability to the Company or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office;

                  (ii) With respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or

                  (iii) In the event of a settlement, unless the settlement has been approved by a Court of competent jurisdiction or by the Board of Directors of the Company.

                  The right of indemnification herein provided shall be severable, shall not affect any other rights to which any Director or officer of the Company may now or hereafter be entitled, shall continue as to a person who has ceased to be such Director or officer of the Company and shall inure to the benefit of the heirs, executors and administrators of such Person. Nothing contained herein shall affect any rights to indemnification to which corporate personnel, including Directors and officers, may be entitled by contract or otherwise under law.

                  Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described in this Article 22 may be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or Director, to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Article 22.

                  ARTICLE 23: The general meeting may allot to the Directors and the Statutory Auditors fixed or proportional emoluments and Directors' fees which shall, if they arise, be entered in the books under the heading of general expenses.

CHAPTER 4.  GENERAL MEETING

                  ARTICLE 24: The general meeting properly constituted represents the whole body of shareholders. Its decisions are binding on shareholders who are absent, opposed or abstaining from voting.

                  The general meeting has the broadest powers to do or ratify all acts which concern the Company.

                  ARTICLE 25: The annual general meeting shall IPSO FACTO convene in the municipality of the registered office on the second Wednesday in the month of June at 3:00 p.m. and for the first time in 1994. Should this be a holiday, the meeting will take place on the first working day following, at the same time.

                  The annual general meeting will hear the statement of the Board of Directors and the Statutory Auditors, vote on the adoption of such report and the accounts and on the distribution of profits, proceed to make all nominations required by the Articles of Incorporation, act on the discharge of the Directors and the Statutory Auditors, and take such further action on other matters that may properly come before such meeting.

                  Any other general meetings shall be held either at the registered office or at any other place stated in the convening notice made by the Board of Directors.

                  ARTICLE 26: The Board of Directors shall be responsible for calling both ordinary and extraordinary general meetings.

                  The Board shall be obligated to call a general meeting, to be held within thirty (30) days after receipt of such request, whenever a group of shareholders representing at least one-fifth of the issued and outstanding shares entitled to vote thereat requests such a meeting in writing indicating the agenda thereof.
General meetings may also be called by the Chairman or any two Directors.

                  ARTICLE 27: Ordinary general meetings shall be chaired by the Chairman or, in his absence, by a Director or other person appointed by the Board.

                  The agenda of ordinary general meetings shall be prepared by the Board. The agenda must be set forth in the convening notice for the meeting and no point not appearing on the agenda may be considered, including the dismissal and appointment of Directors or the Statutory Auditors.

                  The participants in the meeting may, if they deem fit, choose from their own number, two scrutineers. The other members of the Board of Directors present will complete the bureau of the meeting. A record will be taken of those shareholders present and represented, which will be certified as correct by the bureau.

                  Annual general meetings or extraordinary general meetings shall only be validly constituted and may only validly deliberate by complying with applicable legal provisions.

                  Notices for general meetings shall be given by mail, first class, postage prepaid, to all holders of Common Shares, Class B Shares and Class A Shares, sent to the address recorded in the Register(s), and posted not later than twenty (20) days before the date set for the meeting. Notices shall be deemed to be given when deposited in the mail as aforesaid.

                  General meetings, both ordinary and extraordinary, may convene and their discussions shall be valid, even if no previous notice of meeting has been given, on any occasion when all the shareholders entitled to vote thereat shall be present or represented and agree to discuss the matters shown in the agenda.

                  A shareholder may be represented at a general meeting by a proxy who need not be a shareholder. Written proxies for any general meeting of shareholders shall be deposited with the Company at its registered office or with any Director at least five (5) days before the date set for the meeting.

                  During meetings, each member of the meeting shall have as many votes as the number of Common Shares or Class B Shares (or in the case where they are entitled to vote, the number of Class A Shares) that he represents, both in his name and as proxy.

                  ARTICLE 28: The Board of Directors may close the Register(s) of Shareholders of the Company for a period not exceeding sixty (60) days preceding the date of any meeting of shareholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of shares shall go into effect, or for a period of not exceeding sixty (60) days in connection with obtaining the consent of shareholders for any purpose.

                  In lieu of closing the Registers of Shareholders as aforesaid, the Board of Directors may fix in advance a date, not exceeding sixty (60) days preceding the date of any meeting of shareholders or the date for the payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of shares shall go into effect, or may fix a date in connection with obtaining any consent of shareholders, as a record date for the determination of the shareholders entitled to notice and to vote at any such meeting or any adjournment thereof, or to receive payment of any such dividend, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of shares or to give such consent.

                  Only such shareholders as shall be shareholders of record at the close of business on the date of such closing of the Registers of Shareholders or on such record date shall be entitled to notice of and to vote at such meeting and any adjournment thereof, or to receive payment of such dividend, or to give such allotment of rights, or to exercise such rights or to give such consent, as the case may be, notwithstanding any transfer of any shares on the register of the Company after any such closing or record date.

                  Notwithstanding the provisions of the foregoing paragraph of this Article 28, the closing of the Register(s) of Shareholders and/or fixing of a record date in respect of determination of shareholders entitled to vote at any such meeting and any adjournment thereof shall be in conformity with the requirements of any exchanges on which the Common Shares or Class B Shares (or in the case where they are entitled to vote, the number of Class A Shares) of the Company may be listed.

                  Any shareholder who is not a natural person may give a power of attorney to an authorised agent duly authorised for this purpose.

CHAPTER 5.  TRADING YEAR, ANNUAL REPORT, DISTRIBUTION OF PROFITS AND THE
            RESERVES

                  ARTICLE 29: The Company's financial year shall begin on the first day of December and end on the 30th day of November in each year.

                  As an exception to the above, the first financial year shall begin on the day of the date hereof and end on the 30th day of November, 1993.

                  ARTICLE 30: Each year, and for the first time as of and for the financial year ended on the 30th day of November, 1993, the Board of Directors shall prepare a balance sheet of assets and liabilities and a profit and loss account. The necessary amortisations must be made.

                  The Board of Directors report shall be annexed to such balance sheet and profit and loss account and these reports and documents shall contain the details required by the law applicable to the Company. A copy of all such documents shall be forwarded, at least twenty (20) days before the date fixed for the general meeting to which they are to be submitted, to all shareholders.

                  ARTICLE 31: The favorable surplus on the balance sheet, after deduction of general and operational expenses, corporate charges and necessary amortisation, shall be the profit of the Company.

                  The net profit thus arrived at, shall be subject to a deduction of five (5) percent, to be allocated to a legal reserve fund; this deduction will cease to be obligatory when the reserve fund reaches one-tenth of the issued stated share capital. Any paid-in surplus may be allocated to the legal reserve or may be applied towards the payment of dividends on Common Shares, Class B Shares or Class A Shares or to offset capital losses (whether realized or unrealized) or to capitalize the par value of any free Common Shares, Class B Shares or Class A Shares.

                  The allocation of the balance of the profit shall be determined annually by the ordinary general meeting on the basis of recommendations made by the Board of Directors.

                  This allocation may include the distribution of dividends, of bonus shares or of subscription rights, the creation or maintenance of reserve funds, contingency provisions, and also carrying the balance forward to the account for the next financial year.

                  Dividends which may be allocated shall be paid at the places and on the dates decided by the Board of Directors. Common Shares, Class B Shares and Class A Shares shall participate in annual dividends, if any are declared by the Company, in the following order of priority:

                    - ten percent of the par value thereof (I.E., U.S. $0.20 per share) to Class A Shares as the preferred dividend;

                    - U.S. $0.20 per share to Common Shares and U.S. $0.10 per share to Class B Shares; and

                    - thereafter, each Class B Share shall receive an amount equal to one-half the cash or value paid on each Common Share and Class A Share.

                  Class A Shares being non-voting shares shall also be entitled to such other priorities and preferences concerning accrued but unpaid dividends for past years as shall be provided by applicable law.

                  With the exception of the cumulative preferred dividend of the Class A Shares no dividend, in cash or property, may be paid separately on any class of shares. If share dividends are declared, holders of Common Shares will receive Common Shares, holders of Class B Shares will receive Class B Shares and holders of Class A Shares will receive Class A Shares.

                  The General Meeting may authorise the Board of Directors to pay dividends in any other currency from that in which the balance sheet is drawn up and make to a final decision on the exchange rate of the dividend into the currency in which payment will actually be made.

                  The Board of Directors may also under the conditions laid down by law pay interim dividends in cash or in kind (including by way of free shares).

                  ARTICLE 32: The general meeting shall hear the reports of the Board of Directors and the Statutory Auditors and shall discuss the balance sheet.

                  After the balance sheet has been approved, the general meeting shall take a special vote on the discharge of the Directors and Auditors. This discharge is only valid if the balance sheet contains no omission or false declaration which conceals or misrepresents the true situation of the Company, and as to acts made ULTRA VIRES the Articles of Incorporation or the law, only if such acts have been specifically pointed out in the convening notice.

CHAPTER 6. DISSOLUTION, WINDING UP

                  ARTICLE 33: At any time an extraordinary general meeting may, on the recommendation of the Board of Directors, resolve upon the liquidation and winding up of the Company. In such an event, the extraordinary general meeting shall decide upon the method of liquidation and nominate one or more liquidators whose task shall be to realise all movable and immovable assets of the Company and to extinguish all liabilities. It shall, after the discharge and satisfaction of all liabilities, set aside from the net assets resulting from liquidation the sum needed to reimburse the amount of the shares paid up and unredeemed. Any balance resulted shall be paid to the holders of Common Shares, Class B Shares and Class A Shares in the following order of priority:

                    - Class A Shares to the extent, if any, of accrued and unpaid preferred dividends on such shares, and thereafter ratably to the full aggregate issuance prior thereof;

                    - Common Shares and Class B Shares ratably to the extent of the par value thereof (I.E., U.S. $2.00 per share);

                    - Common Shares and Class B Shares ratably to the full aggregate issue price thereof; and

                    - thereafter, all remaining assets of the Company are to be paid to the holders of Common Shares, Class B Shares and Class A Shares, provided that each Class B Share receive an amount per share equal to one-half the cash or value paid to each Common Share and Class A Share.

                  Class A Shares being non-voting shares shall also be entitled to such other priorities and preferences concerning liquidation as shall be provided by applicable law.

CHAPTER 7. RESTRICTION ON CERTAIN SHAREHOLDINGS

                  ARTICLE 34:

                  (a) In recognition of the fact that certain shareholdings may threaten the Company with Imminent and Grave Damage (as defined hereinafter), including, but not limited to, that arising from adverse tax consequences, a hostile takeover attempt or adverse governmental sanctions, no U.S. Person (as defined hereinafter) shall own, directly or indirectly, more than 9.9% of the total Common Shares, Class B Shares and Class A Shares outstanding at any particular time. The foregoing restriction shall apply to all Persons who become shareholders after March 10, 1993.

                  In addition, the Board of Directors may, in its sole discretion, further restrict, reduce or prevent the ownership of Common Shares, Class B Shares and Class A Shares by any Person or by one or more Persons of a given nationality and/or domiciled in a given country, if it appears to the Board that such ownership may threaten the Company with Imminent and Grave Damage.

                  (b) For the purposes of implementing and enforcing the terms hereof the Board of Directors may, and may instruct any Director, officer or employee of the Company, to do any one or more of the following to the extent deemed appropriate:

                  (i) decline to issue any shares and decline to register any transfer of shares where it appears to it that such registration or transfer would or might result in beneficial ownership of such shares by a Person who is precluded from holding shares or acquiring additional shares in the Company;

                  (ii) at any time require any Person whose name is entered in, or any Person seeking to register the transfer of shares on, the Register(s) of Shareholders to furnish it with any information, supported by affidavit, which it may consider necessary for the purpose of determining whether or not beneficial ownership of such shareholder's shares rests or will rest in a Person who is precluded from holding shares or a proportion of the capital of the Company;

                  (iii) where it appears to the Board that any Person who is precluded in whole or in part from holding shares in the Company, either alone or in conjunction with any other Person, is a beneficial owner of shares in excess of the amount such Person is permitted to hold, compulsorily purchase from any such shareholder or shareholders any or all shares held by such shareholder as the Board may deem necessary or advisable in order to satisfy the terms of these Articles of Incorporation; and

                  (iv) decline to accept the vote of any Person who is precluded from holding shares in the Company at any meeting of shareholders of the Company in respect of the shares which he is precluded from holding.

                  (c) Any purchase pursuant to subsection (b) above shall be effected in the following manner:

                  (i) The Company shall serve a notice (hereinafter called a "Purchase Notice") upon the shareholder or shareholders appearing in the Register(s) of Shareholders as the owner of the shares to be purchased, specifying the shares to be purchased as aforesaid, the price to be paid for such shares, and the place at which the purchase price in respect for such shares is payable. Any such notice may be served upon such shareholder or shareholders by posting the same in a prepaid registered envelope addressed to each such shareholder at his latest address known to or appearing in the books of the Company. The said shareholders shall thereupon forthwith be obliged to deliver to the Company the share certificate or certificates representing the shares specified in the Purchase Notice. Immediately after the close of business on the date specified in the Purchase Notice, each such shareholder shall cease to be the owner of the shares specified in such notice and his name shall be removed from the Company's Register of Shareholders.

                  (ii) The price at which the shares specified in any Purchase Notice shall be purchased (herein called the "purchase price") shall be an amount equal to the lesser of (A) the aggregate amount paid for the shares (if acquired within the preceding twelve months from the date of any such Purchase Notice) or (B) in case the shares of the Company shall be listed on any exchange or otherwise quoted in any market (including, but not limited to, the National Association of Securities Dealers Automated Quotation System in the United States), the last price quoted for the shares on the business day immediately preceding the day on which the notice is served, or if the shares shall not be so listed or quoted, the book value per share determined by the auditors of the Company for the time being on the date as of which a balance sheet was most recently prepared prior to the day of service of the Purchase Notice; provided, however, that the Board may cause the amount calculated under clause (B) hereof to be paid in situations where clause (A) would otherwise apply and would result in a lower purchase price if the Board determines that inequities would otherwise result after taking into account the following as to any such shareholder so affected: (1) length of time the affected shares were held; (2) the number of shares so affected; (3) whether such shareholdings would have resulted in Imminent and Grave Damage to the Company and the circumstances relating thereto; and (4) any other situations or circumstances which the Board may legally consider in making such a determination.

                  (iii) Payment of the purchase price will be made to the owner of such shares in U.S. Dollars except during periods of U.S. Dollar exchange restrictions (in which case the currency of payment shall be at the Board's discretion) and will be deposited by the Company with a bank in Luxembourg, the United States or elsewhere (as specified in the Purchase Notice) for payment to such owner upon surrender of the share certificate or certificates representing the shares specified in such notice. Upon deposit of such price as aforesaid, no Person interested in the shares specified in such Purchase Notice shall have any further interest in such shares or any of them, or any claim against the Company or its assets in respect thereof, except the right of the shareholder appearing as the owner thereof to receive the price so deposited (without interest) from such bank upon effective surrender of the share certificate or certificates as aforesaid.

                  (d) For the purposes of this Article 34, any Person holding shares in its name solely as depositary or nominee in the ordinary course of its business and without any beneficial interest therein shall not be deemed to be a holder of such shares, provided such depositary shall disclose the name and particulars of the beneficial owner of such shares immediately upon request by the Company.

                  ARTICLE 35:  For the purpose of these Articles of
                               Incorporation:

                  (a) An "Affiliate" of, or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

                  (b) The term "Associate" used to indicate a relationship with any Person, means (i) any corporation or organisation (other than the Company or a subsidiary of the Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class of equity securities, (ii) any trust or other estate in which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Company or any of its parents or subsidiaries.

                  (c) "Imminent and Grave Damage" shall have the meaning given thereto under the Luxembourg Company Law of August 10, 1915, as amended.

                  (d) "Person" means any individual, firm, corporation or other entity, and shall include any Affiliate or Associate of such Person and any Group comprised of any Person and any other Person with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Common Shares, Class B Shares or Class A Shares.

                  (e) "Subsidiary" means any corporation with respect to which the Company beneficially owns securities that represent a majority of the votes that all holders of securities of such corporation can cast with respect to elections of directors.

                  (f) "U.S. Person" means (a) an individual who is a citizen or resident of the United States; (b) a corporation, partnership, association or other entity organised or created under the laws of the United States or any state or subdivision thereof; (c) an estate or trust subject to United States federal income tax without regard to the source of its income; (d) any corporation or partnership organised or created under the laws of any jurisdiction outside of the United States if any of its shareholders or partners are, directly or indirectly, U.S. Persons as defined under clauses (a) through (c) above; (e) any trust or estate, the income of which from sources without the United States which is not effectively connected with the conduct of a trade or business within the United States is not inclusive in gross income for United States Federal income tax purposes, with respect to which there is a beneficiary which is a U.S. Person as defined under clauses
         (a) through (c) above; or (f) any corporation organised or created under the laws of any jurisdiction outside the United States, any of the outstanding capital stock of which is subject to an option to acquire such stock held directly by a U.S. Person as defined in clauses
         (a) through (c) above, and "United States" and "U.S." means the United States of America, its territories, possessions and areas subject to its jurisdiction.

                  (g) References to "dollars", "U.S. dollars" or to "cents" shall mean the currency of the United States of America.

                  (h) References to "free" shares, whether Common Shares, Class B Shares or Class A Shares, shall be to shares issued pursuant to the terms hereof without cash consideration, e.g., in the case of share dividends.

CHAPTER 8.  MISCELLANEOUS

                  ARTICLE 36: In any case not governed by these Articles of Incorporation, ordinary and extraordinary general meetings of the shareholders of the Company shall be governed by the Luxembourg Company Law of August 10, 1915, as amended.

                  In the event that any one or more provisions contained in these Articles of Incorporation shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of these Articles, and the Articles shall be construed as if such invalid, illegal or unenforceable provision were not contained herein.

                  ARTICLE 37: In the event that Stolt Parcel Tankers Inc. (or any entity controlling, controlled by or under common control with said Stolt Parcel Tankers Inc.) no longer owns at least thirty-three and one-third percent (33 1/3%) of the Common Shares of the Company, the Company shall, if requested by said Stolt Parcel Tankers Inc., immediately take steps to change its corporate name (and any service mark(s)) so that the word "Stolt" no longer forms a part thereof.

                  THESE ARTICLES OF INCORPORATION ARE WORDED IN ENGLISH FOLLOWED BY A FRENCH TRANSLATION AND IN CASE OF ANY DIVERGENCE BETWEEN THE ENGLISH AND THE FRENCH TEXT, THE ENGLISH TEXT SHALL PREVAIL.

                           FOLLOWS THE FRENCH VERSION: